UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016 (January 25, 2016)

Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25132	25-1741849
(State of other jurisdictionof incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Route de la Corniche 4 1066 Epalinges, Switzerland	NA
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  011 41 21 653 4535

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

On January 25, 2016, Bestewil Holding B.V. ("BH"), a wholly-owned subsidiary of Mymetics Corporation, the registrant, received notice from RSV Corporation ("RSVC") that RSVC was terminating the Exclusive License and Collaboration Agreement ("LCA") dated December 27, 2013 between RSVC and BH. Under the terms of the LCA, RSVC agreed to pay an up-front non-revocable license fee of $5,000,000 for an exclusive worldwide license for the global development and commercialization of BH's respiratory syncytial virus ("RSV") vaccine.  RSVC is a subsidiary of ClearPath Development Company, a company with which Astellas Pharma Inc. ("Astellas") has announced a strategic partnership to form a portfolio of vaccine development companies with products for immunization against infectious diseases. Astellas’ funding to RSVC was to be used to support development of  the RSV virosome vaccine from BH up to a Phase 2b. Astellas received exclusive rights to acquire RSVC as well as further develop and commercialize the vaccine product.

Under the terms of the LCA, BH and RSVC collaborated  to conduct research and development of the RSV vaccine in accordance with a research and development plan ("R&D Plan").  RSVC  funded and managed the research and development activities set forth in the R&D Plan.

The LCA was terminated for convenience under section 11.2(a) of the LCA that provided for termination six months from the date of notice of such termination or July 25, 2016.  Under the terms of the LCA, Mymetics  regains its exclusive rights for research, development and commercialization of the RSV virosome vaccine, receives back all results, data and contracts related to the RSV vaccine and has the right to receive the intellectual property jointly developed with RSVC.

The Company issued a press release dated January 29, 2016 announcing the termination of the LCA by RSVC, a copy of which is attached as Exhibit 99.1 to our Current Report on Form 8-K.

The above is a summary of the terms of the LCA and is qualified in its entirety by the LCA that was attached as Exhibit 10.1 to our Current Report on Form 8-K filed January 3, 2014.

Item 9.01.    Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release dated January 29, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MYMETICS CORPORATION

Date: January 29, 2016	By:	/s/ Ronald Kempers
Ronald Kempers
President and Chief Executive Officer